Exhibit 1.01 - Conflict Minerals Report (CMR)

Conflict Minerals Report of Hasbro, Inc.

Section 1: Introduction

This is the Conflict Minerals Report of Hasbro, Inc. (herein referred to as "Hasbro," the Company, "   "we," " us," or "our ") for calendar year 2018 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1"). Numerous terms in this report are defined in Rule 13p-1 and Form SD and the reader is invited to refer to those sources for complete definitions of these terms.

Hasbro marketed products based on owned, controlled and licensed intellectual properties within our brand architecture under the following four brand categories during 2018, each of which may include products containing 3TG: (1) Franchise Brands; (2) Partner Brands; (3) Hasbro Gaming; and (4) Emerging Brands.

Franchise Brands: Franchise Brands are Hasbro’s most significant owned or controlled properties which we believe have the ability to deliver significant revenues and growth over the long-term.  Our seven Franchise Brands are BABY ALIVE, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS.

Partner Brands: Partner Brands include those brands licensed by Hasbro from other parties for which Hasbro develops toy and game products. Significant Partner Brands include MARVEL, including SPIDER-MAN and THE AVENGERS, STAR WARS, DISNEY PRINCESS and DISNEY FROZEN, DISNEY’S DESCENDANTS, BEYBLADE, DREAMWORKS’ TROLLS and SESAME STREET. Partner brands MARVEL, STAR WARS, DISNEY’S DESCENDANTS, DISNEY PRINCESS and DISNEY FROZEN are all owned by The Walt Disney Company (“Disney”).

Hasbro Gaming: Hasbro continues to revolutionize game play through our strong portfolio of Gaming Brands, digital integration, the mining of social media trends to garner consumer insights and capitalize on popular gaming themes, and the rapid introduction of innovative new gaming brands and play experiences. Hasbro gaming includes brands such as CONNECT 4, DUNGEONS & DRAGONS, JENGA, THE GAME OF LIFE, OPERATION, SCRABBLE, TRIVIAL PURSUIT and TWISTER as well as new social games including DON’T LOSE YOUR COOL, DON’T STEP IN IT, and SPEECH BREAKER; in addition, Hasbro’s games portfolio also includes many other well-known game brands.

Emerging Brands: Emerging Brands are those owned or controlled Hasbro brands which have not achieved Franchise Brand status, but many of which the Company believes have the potential to do so over time with investment and further development. Hasbro Emerging Brands include brands such as LITTLEST PET SHOP, EASY BAKE, FURBY, FURREAL FRIENDS, PLAYSKOOL, and most recently, the POWER RANGERS brand, which we purchased in 2018.  The Emerging Brand portfolio also includes new brands such as LOST KITTIES and YELLIES, as well as brands currently being developed by the Company and other brands not captured in the other three categories.

Section 2: Due diligence framework

Hasbro designed its due diligence measures to conform, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (OECD, 2016) ("OECD Framework") and related supplements for gold and for tin, tantalum and tungsten.

Section 3: Due diligence measures undertaken

Hasbro's due diligence efforts for 2018 included the following steps:

Establish company management systems:

•          Continued to communicate our conflict minerals policy to all contract manufacturers, ensuring they were made aware that Hasbro’s policy does not preclude them from sourcing certified conflict free minerals from the DRC or the adjoining countries, but is intended to encourage responsible sourcing.   To summarize our conflict minerals policy, Hasbro requires suppliers to fully respond to our information requests, provide a list of smelter/refiner names, source from conflict free smelters/refiners as determined by a third-party audit program such as the Responsible Minerals Initiative (RMI), London Bullion Market Association, or any other recognized equivalent, and to initiate contact with non-audited smelters/refiners to obtain an audit of their due diligence practices.

•          Continued operating under our internal governance structure created in 2013, which is overseen by members of our senior management team and includes a cross functional conflict minerals steering committee and working group comprised of representatives from the Global Government and Regulatory Affairs, Corporate Social Responsibility, Global Sourcing, Legal, Finance and Internal Audit functions of Hasbro.  The Senior Director, Global Ethical Sourcing oversees the program and its implementation.

•          Provided surveyed contract manufacturers with training presentations that included an overview of the conflict minerals rules under the Dodd-Frank Act, as well as trainings on how to complete the survey.

•          Continued to engage with contract manufacturers that Hasbro believed were most likely to supply products containing 3TG, informing them at the start of the RCOI that Hasbro is subject to Section 1502 of the Dodd Frank Act, and that their cooperation in responding to the survey is expected.

•          Conducted supply chain surveys using a third-party platform based on the RMI/GeSI Conflict Minerals Reporting Template. Surveys were sent to the 19 contract manufacturers of products identified during our applicability assessment and RCOI as potentially containing 3TG.

•          Engaged with unaudited smelters by sending a letter requiring that they undergo the RMI audit process in order to demonstrate compliance with the Hasbro Conflict Minerals policy.

•          Continued to maintain our grievance mechanism to enable the reporting of grievances via the Hasbro Conflict Minerals email box.

•          Continued to retain conflict minerals program documentation for 5 years.

Identify and assess risks in the supply chain

•          Contract manufacturers surveyed were asked to identify smelters and refiners that process conflict minerals contained in our products, including country of origin of the 3TG, based on the RMI/GeSI conflict minerals questionnaire.  Hasbro required vendors to provide information on Hasbro products only (“product-level declarations”).

•          Every survey was entered into our third-party technology platform and then reviewed by the technology platform, a third-party consultant and, where deemed necessary, Hasbro personnel.

•          Non-responsive contract manufacturers and survey responses that we believed to be incomplete or inconsistent were identified and resolved to achieve 100% complete/consistent responses.

•          Reasons for follow-up with contract manufacturers included, but were not limited to, that the contract manufacturer did not provide a complete or accurate smelter list, did not receive complete 3TG sourcing information from all of its relevant suppliers, the response was not specific to Hasbro products only, or inconsistencies were identified in the answers contract manufacturers provided within the survey.

•          Smelters identified by contract manufacturers surveyed by Hasbro were compared against lists maintained by the technology platform provider, the current smelter/refiner lists from the Responsible Minerals Assurance Process and our external consultant.  This was done to confirm the validity of smelters/refiners and the plausibility of the countries of origin.

Design and implement a strategy to respond to identified risks

•          Executive members of the steering committee met three times during the 2018 conflict minerals due diligence period to review the results of the applicability assessment, survey review and associated risks.

•          Contract manufacturers that did not respond to Hasbro's initial survey request were sent escalation letters directing that they provide the information requested.  In cases where additional follow-up was needed, emails were sent by the technology platform, by our third-party consultant and contact was made by Hasbro management.

•          Contract manufacturers who provided survey responses identifying smelters not on the RMI’s active or compliant smelter lists were sent corrective action letters that note that Hasbro requires them to source 3TG from RMAP-compliant smelters. In the corrective action letters, Hasbro requested that contract manufacturers that source from non-RMAP-compliant smelters contact the respective smelters and require them to participate in a recognized conflict minerals audit program and provide documentation of this to Hasbro.  If they were not able to obtain smelter cooperation, the contract manufacturers were reminded of the Hasbro conflict minerals sourcing policy and requirement to remove the unaudited smelter from their supply chain for Hasbro Products.

•          The 4 unaudited gold refiners that were identified during the 2018 survey process were sent letters by Hasbro acknowledging their non-compliance and requesting that they undergo the RMI audit process in order to ensure that the minerals processed by their facilities do not contribute to funding armed conflict in the DRC and surrounding countries and restating Hasbro’s requirement to source only from audited smelters. Similar to last year, Hasbro conducted its own research into countries of origin and the plausibility of the identified countries as sources of 3TG ore.  We believe this improves the quality of our country of origin disclosures.

Carry out independent third-party audit of smelter/refiner due diligence practices

Hasbro is a downstream consumer of 3TG and is many steps removed from smelters and refiners who provide minerals and ores. Hasbro does not purchase raw minerals or ores and does not directly purchase 3TG. Therefore, Hasbro does not perform or direct audits of smelters and refiners within the supply chain.  Rather, as a member of the RBA we rely on and support the audits carried out by that organization.  Those audits confirm that smelters/refiners conform to the OECD Due Diligence Guidance for their own sourcing practices by reviewing the smelter/refiner sourcing/conflict minerals policy and verifying implementation.

Report annually on supply chain due diligence

This report and the associated Form SD are available online at the following internet address http://csr.hasbro.com/has18-conflict-minerals-report.php.

Section 4: Determination

Based on the due diligence described above for 2018, Hasbro was not able to determine if the 3TG used by our contract manufacturers for Hasbro products did or did not originate in the Covered Countries or are from recycled or scrap sources.

As a downstream consumer of 3TG, Hasbro must rely on its contract manufacturers to gather information about smelters and refiners in the supply chain. Hasbro has received responses from 100% of the contract manufacturers it surveyed (the survey included all 19 contract manufacturers identified as potentially incorporating 3TG into products supplied to Hasbro).  The relevant contract manufacturers declared a total of 137 unique smelter/refiner names as the source of 3TG in Hasbro products.  Of the 137 declared smelters/refiners, 133 (97%) were designated as conflict free under the RMAP for 2018.  The remaining 4 (3%) are gold refiners not currently compliant or actively pursuing such designation.  Our vendors indicated they are pursuing alternative sources for these refiners and are encouraging them to obtain an audit.  The source of gold from those refiners is undetermined at this time and we are not able to determine currently whether gold from any of those refiners was used in our products.

The results of our due diligence of the 3TG used in our in-scope products are noted below:

2018 Smelters	Tin	Tungsten	Tantalum	Gold	Total

Total number of smelters

	61	13	2	61	137
Number (%) of smelters listed as conformant by RMI	61(100%)	13 (100%)	2 (100%)	57 (93%)	133 (97%)
Number (%) of smelters not sourcing from Covered Countries (RMI)	48 (79%)	8 (62%)	0 (0%)	51 (84%)	110 (85%)
Number (%) of smelters that are conformant or not sourcing from the Covered Countries	61(100%)	13 (100%)	2 (100%)	57 (93%)	133 (97%)

Status of Identified Smelters and Refiners

Set forth in Annex 1 is a list of the unique smelter/refiner names disclosed to us by contract manufacturers broken down by metal. Based on the information provided by Hasbro’s contract manufacturers, from the RMAP and other sources, Hasbro believes that the countries of origin of the 3TG contained in some of our products might include Covered Countries, as well as recycled and scrap sources, but we are not able to make that determination at this time for all products or sources.  The aggregated list of Countries of Origin reported to us by our contract manufacturers is set forth in Annex 2.

The Hasbro sourcing model is designed to provide Hasbro flexibility to move production of products among contract manufacturers based on contract manufacturer capacities and product demand.  Consequently, there may be instances where the same Hasbro branded product is manufactured by multiple contract manufacturers, which increases the complexity in linking a product with specific smelters.

Section 5: Independent audit

Hasbro has determined that for 2018 an independent private sector audit is not required.

Section 6: Continuous improvement efforts to mitigate risk

Hasbro took the following steps to improve our program overall, the number and quality of responses in the 2018 compliance period and to mitigate risk that 3TG used in Hasbro products may finance or benefit armed groups in the Covered Countries:

•          Hasbro’s Senior Vice President, Global Government Affairs & Corporate Social Responsibility issued a response request letter to all contract manufacturers for the 2018 reporting year survey.

•          Hasbro achieved a 100% response rate from all applicable contract manufacturers and resolved 100% of inconsistent responses from contract manufacturers.

•          Continued to use contract terms and conditions for new contracts requiring contract manufacturers to respond to inquiries regarding 3TG in a timely manner, such as through incorporation of conflict minerals requirements into Hasbro’s Vendor Manual, which is incorporated into Hasbro’s Master Agreements with contract manufacturers.

•          Rather than relying on contract manufacturers to provide country of origin information, we undertook our own efforts to identify countries of origin using our third-party technology provider.  Our external consultant conducted a further plausibility review to ensure that the identified countries have known 3TG ore mining operations or proven mineral reserves.

•          Continued to work with contract manufacturers to help them understand the importance of this initiative to Hasbro and to encourage their participation in the conflict minerals survey through trainings for relevant contract manufacturers. Since most of our contract manufacturers are based in the People’s Republic of China, Hasbro conducted in-person training sessions with our Chinese contract manufacturers.   We believe this resulted in improvements in identifying smelters/refiners applicable to Hasbro.

•          Through our membership in RBA/RMI, communicated to them about smelters/refiners identified that have not undergone the RMAP audit process.

In the next compliance period, Hasbro intends to take the following steps to further improve the number and quality of contract manufacturer responses and continue to mitigate the risk that 3TG used in Hasbro products may finance or benefit armed groups in the Covered Countries:

•          Continue to use contract terms and conditions for new contracts requiring contract manufacturers to respond to inquiries regarding conflict minerals in a timely manner.

•          Continue engaging with contract manufacturers, with the objective of maintaining a 100% response rate from all applicable contract manufacturers and obtaining complete lists.

•          Continue to work with contract manufacturers to identify to the extent possible the source of 3TG used in Hasbro's products.

•          Build capabilities with active and new contract manufacturers by helping them understand the importance of this initiative to Hasbro and to encourage their participation through contract manufacturer trainings.

•          Continue to require that any 3TG included in our products be sourced from smelters that are identified as conflict free through the RMAP or an audit program with which RMAP has a mutual recognition agreement.

•          Continue working with our contract manufacturers to better understand how individual sources of 3TG may apply to our individual product categories.

•          As a result of becoming a full RBA (formerly EICC) member in October 2016, Hasbro will continue to utilize an annual RBA Validated Audit Process (VAP) or Customer Managed Audit (CMA) audit for 100% of our contract manufacturers, which includes verifying that a manufacturer has a documented, effective and communicated conflict minerals policy and management program.

Certain statements in this Conflict Minerals Report contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include expectations concerning the Company's future actions to engage contract manufacturers, to identify to the extent possible the source of 3TG minerals in its products and to take other actions regarding its product sourcing. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties including, but not limited to, decisions to make changes in the Company’s continual improvement efforts and delays or difficulties in engaging contract manufacturers and identifying the source of 3TG contained in the Company’s products.

Annex 1

Identified Smelters/Refiners – 2018 RMAP Compliant Unless Otherwise Indicated
(of the 137 smelters, 133 were RMAP compliant for 2018)*

Metal	Official Smelter Name	RMI Smelter ID	Smelter Country
Gold	Abington Reldan Metals, LLC***	CID002708	United States
Gold	Aida Chemical Industries Co., Ltd.	CID000019	Japan
Gold	Al Etihad Gold Refinery DMCC	CID002560	United Arab Emirates
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	Uzbekistan
Gold	Argor-Heraeus S.A.	CID000077	Switzerland
Gold	Asaka Riken Co., Ltd.	CID000090	Japan
Gold	Aurubis AG	CID000113	Germany
Gold	Boliden AB	CID000157	Sweden
Gold	C. Hafner GmbH + Co. KG	CID000176	Germany
Gold	Chimet S.p.A.	CID000233	Italy
Gold	Daejin Indus Co., Ltd.	CID000328	Korea, Republic of
Gold	DSC (Do Sung Corporation)	CID000359	Korea, Republic of
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243	China
Gold	Guangdong Jinding Gold Limited***	CID002312	China
Gold	HeeSung Metal Ltd.	CID000689	Korea, Republic of
Gold	Heraeus Metals Hong Kong Ltd.	CID000707	China
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	Germany
Gold	Hunan Guiyang Yinxing Nonferrous Smelting Co., Ltd.***	CID000773	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801	China
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	Japan
Gold	Italpreziosi	CID002765	Italy
Gold	Jiangxi Copper Co., Ltd.	CID000855	China
Gold	Kazzinc	CID000957	Kazakhstan
Gold	Kennecott Utah Copper LLC	CID000969	United States
Gold	Kojima Chemicals Co., Ltd.	CID000981	Japan
Gold	Materion	CID001113	United States
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Singapore
Gold	Metalor Technologies S.A.	CID001153	Switzerland
Gold	Metalor USA Refining Corporation	CID001157	United States
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	CID001161	Mexico
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	CID001220	Turkey
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	CID001326	Russian Federation
Gold	OJSC Novosibirsk Refinery	CID000493	Russian Federation
Gold	PAMP S.A.	CID001352	Switzerland
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	CID001397	Indonesia
Gold	PX Precinox S.A.	CID001498	Switzerland
Gold	Rand Refinery (Pty) Ltd.	CID001512	South Africa
Gold	Republic Metals Corporation**	CID002510	United States
Gold	Royal Canadian Mint	CID001534	Canada
Gold	SAAMP	CID002761	France
Gold	Safimet S.p.A	CID002973	Italy
Gold	Samduck Precious Metals	CID001555	Korea, Republic of
Gold	SAXONIA Edelmetalle GmbH	CID002777	Germany
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	China
Gold	T.C.A S.p.A	CID002580	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916	China
Gold	Torecom	CID001955	Korea, Republic of
Gold	Umicore Brasil Ltda.	CID001977	Brazil
Gold	Umicore Precious Metals Thailand	CID002314	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	Belgium
Gold	Valcambi S.A.	CID002003	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	CID002030	Australia
Gold	Yokohama Metal Co., Ltd.	CID002129	Japan
Gold	Yunnan Copper Industry Co., Ltd.***	CID000197	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	China
Tantalum	H.C. Starck Inc.	CID002548	United States
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	China
Tin	Alpha	CID000292	United States
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	China
Tin	China Tin Group Co., Ltd.	CID001070	China
Tin	CV Dua Sekawan	CID002592	Indonesia
Tin	CV Gita Pesona	CID000306	Indonesia
Tin	CV United Smelting	CID000315	Indonesia
Tin	CV Venus Inti Perkasa	CID002455	Indonesia
Tin	Dowa	CID000402	Japan
Tin	EM Vinto	CID000438	Bolivia
Tin	Fenix Metals	CID000468	Poland
Tin	Gejiu Jinye Mineral Company	CID002859	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116	China
Tin	HuiChang Hill Tin Industry Co., Ltd.**	CID002844	China
Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.**	CID000244	China
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468	Brazil
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Malaysia
Tin	Melt Metais e Ligas S.A.	CID002500	Brazil
Tin	Metallo Belgium N.V.	CID002773	Belgium
Tin	Metallo Spain S.L.U.	CID002774	Spain
Tin	Mineracao Taboca S.A.	CID001173	Brazil
Tin	Minsur	CID001182	Peru
Tin	Mitsubishi Materials Corporation	CID001191	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	Philippines
Tin	Operaciones Metalurgical S.A.	CID001337	Bolivia
Tin	PT Aries Kencana Sejahtera	CID000309	Indonesia
Tin	PT Artha Cipta Langgeng	CID001399	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Indonesia
Tin	PT Babel Inti Perkasa	CID001402	Indonesia
Tin	PT Bangka Prima Tin	CID002776	Indonesia
Tin	PT Bangka Tin Industry	CID001419	Indonesia
Tin	PT Belitung Industri Sejahtera	CID001421	Indonesia
Tin	PT Bukit Timah	CID001428	Indonesia
Tin	PT DS Jaya Abadi	CID001434	Indonesia
Tin	PT Inti Stania Prima	CID002530	Indonesia
Tin	PT Lautan Harmonis Sejahtera**	CID002870	Indonesia
Tin	PT Menara Cipta Mulia	CID002835	Indonesia
Tin	PT Mitra Stania Prima	CID001453	Indonesia
Tin	PT Panca Mega Persada	CID001457	Indonesia
Tin	PT Premium Tin Indonesia	CID000313	Indonesia
Tin	PT Prima Timah Utama	CID001458	Indonesia
Tin	PT Rajehan Ariq	CID002593	Indonesia
Tin	PT Refined Bangka Tin	CID001460	Indonesia
Tin	PT Sariwiguna Binasentosa	CID001463	Indonesia
Tin	PT Stanindo Inti Perkasa	CID001468	Indonesia
Tin	PT Sumber Jaya Indah	CID001471	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	CID001477	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	CID001482	Indonesia
Tin	PT Tinindo Inter Nusa	CID001490	Indonesia
Tin	PT Tommy Utama	CID001493	Indonesia
Tin	Rui Da Hung	CID001539	Taiwan
Tin	Soft Metais Ltda.	CID001758	Brazil
Tin	Thaisarco	CID001898	Thailand
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	China
Tin	Yunnan Tin Company Limited	CID002180	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	China
Tungsten	Global Tungsten & Powders Corp.	CID000568	United States
Tungsten	H.C. Starck Smelting GmbH & Co. KG	CID002542	Germany
Tungsten	H.C. Starck Tungsten GmbH	CID002541	Germany
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	China
Tungsten	Japan New Metals Co., Ltd.	CID000825	Japan
Tungsten	Kennametal Fallon	CID000966	United States
Tungsten	Kennametal Huntsville	CID000105	United States
Tungsten	Wolfram Bergbau und Hutten AG	CID002044	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	China
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	China

Annex 2

Countries of Origin of 3TG

Angola	Ireland	South Africa
Argentina	Ivory Coast	South Sudan
Armenia	Japan	Spain
Australia	Jersey	Switzerland
Austria	Kazakhstan	Taiwan
Bolivia	Kenya	Tajikistan
Brazil	Korea, Republic Of	Tanzania
Burundi	Kyrgyzstan	Thailand
Cambodia	Laos	Turkey
Canada	Madagascar	Uganda
Central African Republic	Malaysia	United Kingdom
Chile	Mali	United States of America
China	Mexico	Uzbekistan
Colombia	Mongolia	Vietnam
Congo (Brazzaville)	Morocco	Zambia
Czech Republic	Mozambique	Zimbabwe
Djibouti	Myanmar
DRC- Congo (Kinshasa)	Namibia
Ecuador	Niger
Egypt	Nigeria
Estonia	Papua New Guinea
Ethiopia	Peru
Finland	Philippines
France	Poland
Germany	Portugal
Ghana	Russian Federation
Guinea	Rwanda
Guyana	Saudi Arabia
India	Sierra Leone
Indonesia	Slovakia